UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 4, 2015

Qumu Corporation
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

7725 Washington Avenue South Minneapolis, MN	55439
(Address Of Principal Executive Offices)	(Zip Code)

(952) 683-7900
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 4, 2015, Qumu Corporation (the “Company”) entered into a transition agreement with James R. Stewart, the Company’s Chief Financial Officer (the “Transition Agreement”).

During a transition period that ends on September 30, 2015, Mr. Stewart will continue to have the responsibilities and to perform the duties of Chief Financial Officer until such time that the Company appoints a successor Chief Financial Officer and thereafter, Mr. Stewart will continue to be employed by the Company on a full-time basis.

The transition period will end earlier if the Company terminates Mr. Stewart’s employment for cause or Mr. Stewart terminates his employment for any reason. However, if Mr. Stewart’s employment is terminated by the Company for cause or by Mr. Stewart for any reason prior to September 30, 2015, Mr. Stewart will not be eligible to receive the severance or the other compensation or benefits described in the Transition Agreement. Prior to September 30, 2015, the Company may only terminate Mr. Stewart’s employment for cause.

During the transition period, the Company will pay Mr. Stewart his base salary at the same rate as currently in effect. Mr. Stewart will also continue to participate in the Company’s other benefit programs for which he is currently eligible, including the short-term cash incentive compensation plan for 2015 as approved by the Compensation Committee on February 18, 2015 (the “2015 Incentive Plan”) and the long-term incentive program and related long-term incentive bonus agreement dated February 21, 2013 between Mr. Stewart and the Company (“Long-Term Incentive Plan”). If Mr. Stewart’s employment is not terminated by the Company for cause or by Mr. Stewart for any reason prior to September 30, 2015, the amount that Mr. Stewart would otherwise earn under the 2015 Incentive Plan will be prorated to reflect the portion of the year he was employed, with amounts under the 2015 Incentive Plan being paid on the same date as payments are made to executive officer participants in the 2015 Incentive Plan, but not later than March 15, 2016.

If Mr. Stewart’s employment is not earlier terminated by the Company for cause or by Mr. Stewart for any reason, Mr. Stewart will cease to be an employee of the Company effective September 30, 2015, without further action by either party, and this termination of employment will be deemed to be a voluntary resignation by Mr. Stewart for the purposes of the Long-Term Incentive Plan and for the purposes of any other plan, program, agreement or benefit relating to severance or separation from employment.

Following the transition period, the Company will continue to pay Mr. Stewart’s base salary for a period of twelve months, pay an amount equal to the average of 2014, 2013 and 2012 short-term incentive payments over a period of twelve months, and pay the employer portion of COBRA insurance premiums for up to twelve months. This post-termination compensation is conditioned upon satisfaction of all of the following: Mr. Stewart does not resign from employment with the Company prior to September 30, 2015; Mr. Stewart’s employment is not terminated by the Company for cause prior to September 30, 2015; Mr. Stewart signs and does not rescind or revoke a release of claims in favor of the Company; and Mr. Stewart has not breached his obligations under the Transition Agreement or that certain Nondisclosure and Noncompetition Agreement between the Company and Mr. Stewart (the “Confidentiality Agreement”).

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Further, if all of these conditions are satisfied, then during an assistance period from September 30, 2015 through March 31, 2016, Mr. Stewart will provide reasonable assistance as requested by the Company to transition his work and be available to the Company for these purposes or any other purposes reasonably requested by the Company. The time commitment for this post-employment assistance will be limited to twenty hours per month. As payment for Mr. Stewart’s availability for post-employment assistance, the Company will make lump sum payments to Mr. Stewart of $57,000 on each of January 8, 2016 and April 8, 2016, provided that Mr. Stewart has complied with his post-employment assistance obligations and the Confidentiality Agreement.

The Transition Agreement supersedes both the offer letter from the Company to Mr. Stewart dated July 6, 2010 and the Amended and Restated Severance/Change in Control Letter Agreement with Mr. Stewart made as of February 21, 2013, which both were terminated on March 4, 2015.

The foregoing summary of the Transition Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Transition Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1	Transition Agreement dated March 4, 2015 by and between Qumu Corporation and James R. Stewart

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ Sherman L. Black
Sherman L. Black
Chief Executive Officer

Date: March 4, 2015

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